Exhibit 99.1

Blade to Begin Trading Today on the Nasdaq Stock Market Under Ticker Symbol “BLDE”

New York, NY – May 10, 2021 – Blade Air Mobility, Inc. (NASDAQ:BLDE, “Blade”), a technology-powered urban air mobility company, today announced that its common stock will begin trading on the Nasdaq Stock Market under the symbol “BLDE”.

Rob Wiesenthal, CEO and Founder of Blade, commented, “Today marks a significant milestone in Blade’s evolution. The $365 million raised through our transition to a publicly traded company enables us to accelerate our growth strategy and market expansion initiatives. We look forward to driving long-term shareholder value by leveraging our proprietary terminals, strong operations and powerful brand as well as the capital entrusted to us.”

About Blade

Blade is a technology-powered urban air mobility platform committed to reducing travel friction by providing cost-effective air transportation alternatives to some of the most congested ground routes in the U.S. and abroad. Today, the company predominantly uses helicopters and amphibious aircraft. Its asset-light model, coupled with its exclusive passenger terminal infrastructure, is designed to facilitate a seamless transition to Electric Vertical Aircraft ("EVA" or “eVTOL”), enabling lower cost air mobility to the public that is both quiet and emission-free.

For more information, visit blade.com/investors.

Contacts
Media

Phil Denning / Nora Flaherty
BladeMediaRelations@icrinc.com

Investors

Michael Callahan / Tom Cook

BladeIR@icrinc.com